Exhibit 2.2

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ICAD, INC.

AND

DERMEBX,

A SERIES OF RADION CAPITAL PARTNERS, LLC

Dated as of July 15, 2014

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Exhibits

Exhibit A	Form of Bill of Sale
Exhibit B-1	Form of Buyer Officer’s Certificate
Exhibit B-2	Form of Buyer Secretary’s Certificate
Exhibit C	Form of Employment Agreement
Exhibit D-1	Form of Seller’s Officer’s Certificate
Exhibit D-2	Form of Seller’s Secretary’s Certificate
Exhibit E	Form of Trademark Assignment
Exhibit F	Form of Domain Name Assignment
Exhibit G	Form of Non-Disclosure and Non-Compete Agreement
Exhibit H	Form of Escrow Agreement
Exhibit I	Form of Patent Assignment
Exhibit J	Form of Lockup Agreement

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made and entered into as of July 15, 2014 by and between ICAD, INC., a Delaware corporation (“Buyer”), DermEbx, a Series of Radion Capital Partners, LLC, a Delaware limited liability company (the “Seller”) and, solely with respect to Section 5.15 hereof, Radion Capital Partners, LLC, a California limited liability company (“RCP”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.

RECITALS:

WHEREAS, DermEbx is in the business of marketing and selling equipment, software, management and technical services for oncology centers and other cancer care facilities (the “Business”);

WHEREAS, subject to the terms and conditions set forth herein, the Seller desires to sell, convey, transfer, assign and deliver to the Buyer, and the Buyer desires to purchase and acquire from the Seller, the Business, including all of the Seller’s right, title and interest in and to all of the Purchased Assets, as defined herein (the “Acquisition”); and

WHEREAS, concurrently herewith, Radion, Inc. (“Radion”) is entering into an asset purchase agreement with the Buyer.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I.

PURCHASE & SALE OF PURCHASED ASSETS

Section 1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements contained herein, at the Closing (as defined in Section 1.7), the Seller shall sell, convey, transfer, assign and deliver to the Buyer (or its designee), and the Buyer (or its designee) shall purchase and acquire from the Seller, free and clear of all Liens (other than Permitted Liens), all of the assets of the Business, including all of the right, title and interest to all of the assets relating to the Business and including the assets listed below, owned by Seller or in which Seller has any transferable right, title or interest, other than the Excluded Assets (collectively, the “Purchased Assets”):

(a) all accounts receivable, notes receivable and other receivables that relate to the Business;

(b) all equipment, computers, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets, including, without limitation, seven (7) controllers which are fixed assets and ten (10) controllers under capital leases;

(c) all intangible rights and property related to the Business, including all Intellectual Property and Information Technology, goodwill, and telephone, telecopy and electronic mail addresses and listings;

(d) all domain names and web sites related to the Business;

(e) all advertising and promotional materials;

(f) all right, title and interest in, to and under all Contracts listed on Section 1.1(f) of the Disclosure Schedule, from and after the Closing Date;

(g) all Permits necessary for the conduct of the Business;

(h) all books, records, files and data, including records of and pertaining to the accounts of customers and vendors of the Business;

(i) the rights under the insurance policies set forth on Section 2.21 of the Disclosure Schedule;

(j) all claims, causes of action or rights of recovery of any kind of the Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent;

(k) all readily available electronic data relating to the Business (including all data as far back in time as readily available but at least dating back to January 1, 2012) other than Personal Information, and all data in all computers included in the Purchased Assets existing as of the Closing Date (as defined in Section 1.7) other than Personal Information; and

(l) all other assets currently used in or useful to the operating of the Business other than the Excluded Assets.

Section 1.2 Assumed Liabilities; Retained Liabilities.

(a) On the terms set forth herein, on and after the Closing Date, Buyer shall assume, perform, pay, and discharge in full when due the following Liabilities of the Seller (the “Assumed Liabilities”): (i) the accounts payable and other Liabilities outstanding as of the date hereof which are specifically set forth on Section 1.2(a)(i) of the Disclosure Schedule, (ii) deferred revenue reflected on the Financial Statements, and (iii) those executory and other obligations under the Assumed Contracts arising on and after the Closing Date are assumed by Buyer. For clarity, Buyer is assuming only those obligations under the Assumed Contracts and only to the extent that such obligations arise in the course of performing such Assumed Contracts from and after the Closing Date and is not assuming any obligations or liabilities that are due to any breach or default by Seller or performance by Seller under any such Assumed Contract.

(b) Buyer is assuming only the Assumed Liabilities and in no event shall the Buyer or any of its Affiliates be deemed to have assumed any other Liability of the Seller or any of its Affiliates whatsoever (the “Retained Liabilities”). Without limiting the generality of the foregoing, the Buyer is not assuming (x) any Liabilities under that certain Operating Agreement of Derm Vantage, LLC, dated as of October 11, 2013, as amended (the “JV Agreement”) or (y) any obligation for, and shall have no responsibility with respect to, Taxes or Liabilities under or relating to any Seller Benefit Plan. The Buyer shall be under no obligation to hire any of the Seller’s employees and is not assuming: (i) any obligations or Liabilities with respect to any employees that the Buyer chooses not to hire; and (ii) any pre-Closing obligations or Liabilities with respect to any employees that the Buyer chooses to hire, in each case including any obligations for employment compensation, benefits or severance under any Seller Benefit Plan.

(c) Notwithstanding any other provision of this Agreement, the obligations of the Seller pursuant to this Section 1.2 with respect to the Retained Liabilities shall survive the Closing Date and the transactions contemplated by this Agreement.

Section 1.3 Excluded Assets. Notwithstanding anything in Section 1.1 to the contrary, the following assets of Seller shall not be Purchased Assets and shall be excluded from the assets delivered by Seller to Buyer at the Closing (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents;

(b) those assets identified on Section 1.3(b) of the Disclosure Schedule;

(c) a copy of all books, records, files and data, including records of and pertaining to the accounts of customers and vendors of the Business;

(d) any claim, cause of action, right of recovery of any kind, to the extent related to any Retained Liability;

(e) any asset attributable to or utilized to fund any Seller Benefit Plan;

(f) any Contracts to which Seller is a party other than those listed on Section 1.1(f) of the Disclosure Schedule; and

(g) any Liabilities arising prior to the Closing Date under any Assumed Contract, unless such Liability is assumed pursuant to Section 1.2(a)(i) hereof.

Section 1.4 Purchase Price. Upon the terms and subject to the conditions set forth in this Agreement (including the termination provisions of Article VIII), in consideration of the sale and transfer of the Purchased Assets and other covenants of the Seller contained herein:

(a) On the Closing Date, the Buyer shall pay an amount in cash equal to One Million, Six Hundred Thousand Dollars ($1,600,000) (the “Cash Payment”).

(b) Pursuant to Section 1.4(c), Buyer shall issue to Seller (or such other Persons as Seller may designate) a total of Six Hundred Thousand (600,000) shares of Common Stock of the Buyer (the “Equity Payment,” and together with the Cash Payment, the “Purchase Price”). The Equity Payment shall be certificated and delivered to the Seller within five (5) business days from the Closing Date.

(c) The Purchase Price shall be delivered as follows:

(i) An amount in cash equal to the Cash Payment less the Holdback Amount will be payable on the Closing Date by wire transfer of immediately available funds to the accounts designated on Section 1.4 of the Disclosure Schedule.

(ii) 90,000 shares of the Equity Payment (the “Escrow Shares”) shall be certificated and deposited with US Bank (the “Escrow Agent”) within five (5) business days from the Closing Date, which shares will be held in escrow for a period of eighteen (18) months pursuant to the terms of the escrow agreement attached hereto as Exhibit H (the “Escrow Agreement”) as the sole source of payment for the indemnification of the Buyer by Seller pursuant to Article VI, other than as set forth in Section 6.3 hereof. The Escrow Shares shall be allocated among the members of Seller provided by Seller in writing to Buyer within thirty (30) days from the Closing Date.

(iii) With respect to the Equity Payment, in addition to the Escrow Shares, such shares shall be subject to the following lock-up provisions and the Seller (and each member of the Seller that receives such shares) shall execute a lock up agreement in the form attached hereto as Exhibit J: (i) 25% of the Equity Payment shall be locked up until the date that is two trading days after the Buyer announces its fourth quarter 2014 earnings; (ii) 30% of the Equity Payment shall be locked up for a period of twenty-four (24) months from the date hereof; and (iii) 30% of the Equity Payment shall be locked up for a period of thirty-six (36) months from the date hereof.

All cash payments made by the Buyer under this Section 1.4 and Section 1.5 shall be made by wire transfer of immediately available funds to an account specified on Section 1.4 of the Disclosure Schedule.

Section 1.5 Purchase Price Adjustment.

(a) Prior to the Closing, Seller has prepared and delivered to Buyer a statement (the “Estimated Closing Working Capital Statement”) setting forth a good faith estimate (the “Estimated Closing Working Capital”) of (a) a list of current accounts receivable of the Seller (Section 2.23) in the total amount of $ 2,480,553.72, less (b) certain liabilities of the Seller that constitute the Assumed Liabilities (Section 1.2(a)) in the amount of $1,595,669.00 (excluding the leases with LSAF Leasing LLC and Radion Capital Partners LLC), determined as of 12:01 a.m. on the Closing Date (the “Closing Working Capital”), such that the Closing Working Capital shall equal not be less than Eight Hundred Eighty Four Thousand , Eight Hundred and Eighty Four Dollars and Seventy Two Cents ($884,884.72).

(b) On the Closing Date, Buyer shall retain Five Hundred Thousand Dollars ($500,000) (the “Holdback Amount”) for payment of the Post-Closing Adjustment, as defined in Section 1.5(c). Buyer shall retain or pay the Holdback Amount, or any portion thereof, in accordance with Section 1.5(c) hereof.

(c) Within one hundred and twenty (120) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of the Closing Working Capital (without giving effect to the transactions contemplated herein) (the “Closing Working Capital Statement”). Buyer’s calculations of the Closing Working Capital shall take into account any increase or decrease in receivables or amounts collected after the Closing due to adjustments to invoices or amounts billable to customers or otherwise made following Closing with respect to services or software provided by Seller prior to Closing. The post-closing adjustment to the Purchase Price shall be an amount equal to the Closing Working Capital as set forth in the Closing Working Capital Statement minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Holdback Amount plus the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Buyer shall retain such portion of the Holdback Amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number and the absolute value of such negative number is larger than the Holdback Amount, Seller shall pay to Buyer an amount equal to the difference between the absolute value of such Post-Closing Adjustment and the Holdback Amount.

(d) After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s accountants shall have full access to the books and records of the Buyer relating to the Seller, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Seller.

(e) On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the

Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(f) If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountants”) who, acting as arbitrators, shall resolve the amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”), only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(g) Seller shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Seller’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants. Buyer shall pay that portion of the fees and expenses of the Independent Accountants that Seller is not required to pay hereunder.

(h) Except as otherwise provided herein, any payment of the amount due and payable pursuant to Section 1.5(c) above, together with interest calculated as set forth below, shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (e) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be. The amount due and payable pursuant to Section 1.5(c) above shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the prime rate published in the Wall Street Journal on the date of payment. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(i) Any Post-Closing Adjustment pursuant to this Section 1.5 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

(j) For a period of one hundred and twenty (120) days following the Closing Date, Buyer shall not offer or agree to any reduction, discount, subsidy or credit to the Seller accounts receivable without Seller’s prior written consent. In the event of any such reduction, discount, subsidy or credit made without the prior written consent of Seller, the applicable accounts receivable shall be deemed to have been paid in full for purposes of this Agreement.

Section 1.6 Purchase Price Allocation. The Purchase Price shall be allocated in a manner provided to Seller by Buyer within sixty (60) days following the Closing Date (the “Allocation”), pursuant to which the consideration paid by the Buyer shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code and the applicable Treasury Regulations promulgated thereunder. The Allocation shall be conclusive and binding upon Buyer and Seller for all Tax purposes, and the parties agree that all Tax Returns (including IRS Form 8594) shall be prepared in a manner consistent with (and the parties shall not otherwise file a Tax Return position inconsistent with) the Allocation unless required by the Internal Revenue Service or any other applicable taxing authority.

Section 1.7 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 12:01 a.m., New York time, at the offices of Blank Rome LLP, 405 Lexington Ave., New York, NY 10174, on the second Business Day following the satisfaction or waiver of all of the conditions precedent to Closing hereunder (other than conditions with respect to actions that will take place at the Closing itself), or at such other date, time and place as the Seller and the Buyer shall mutually agreed upon. The date of the Closing shall be referred to as the “Closing Date.” The Seller and the Buyer shall deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Article VII hereof and as may reasonably be required to effect the transfer by the Seller of the Purchased Assets pursuant to and as contemplated by this Agreement and to consummate the Acquisition. All events which shall occur at the Closing shall be deemed to occur simultaneously unless otherwise agreed to by the parties.

Section 1.8 Transfer Taxes. The Seller shall be responsible for the payment of any sales, use, transfer or similar taxes arising out of or in connection with the Acquisition. Buyer and Seller shall cooperate with each other, to the maximum extent permitted by applicable law, in reducing any sales, use, transfer or similar taxes payable in connection with the Acquisition.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Subject to the exceptions set forth in the Disclosure Schedule (each of which exceptions, in order to be effective, shall indicate the Section and, if applicable, the Subsection of this Article II to which it relates; provided that any information disclosed therein will be deemed to qualify any applicable representation and warranty contained in the Agreement, whether or not specifically referenced, where the relevance of such disclosure to such representation and warranty is readily apparent on the face of the disclosure) delivered herewith and dated as of the date hereof, Seller hereby represents and warrants to the Buyer as of the date hereof as follows:

Section 2.1 Organization. Seller is a series of a limited liability company, which limited liability company is duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has full power and authority to (i) conduct the Business as now conducted, (ii) own, use, license and lease the Purchased Assets, and (iii) perform its obligations under all Contracts to which such Seller is a party. Seller is duly qualified, licensed or admitted to do business and is in good standing as a foreign entity in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Section 2.1 of the Disclosure Schedule sets forth each jurisdiction where the Seller is so qualified, licensed or admitted to do business.

Section 2.2 Authority. Seller has full power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) hereto (the “Ancillary Agreements”) to which Seller is a party, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Seller is a party are within Seller’s power and have been duly and validly authorized and approved by all necessary action, including without limitation, action of Seller’s members, if required, and duly and validly executed and delivered by Seller. Assuming the due authorization, execution and delivery hereof and thereof by each other party thereto, each of this Agreement and the Ancillary Agreements constitutes or will constitute, as applicable, a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

Section 2.3 Capitalization.

(a) Section 2.3 of the Disclosure Schedule lists all equity holders of the Seller and the membership ownership percentage (the “Interests”) held by each such equity holder. The Interests constitute 100% of the total issued and outstanding equity interests in the Seller. The Interests have been duly authorized and are validly issued and non-assessable.

(b) The Interests were issued in compliance with applicable Laws. The Interests were not issued in violation of the Organizational Documents of the Seller or any other agreement, arrangement or commitment to which Seller is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) Except as set forth in Section 2.3(c) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any equity interests in the Seller or obligating Seller to issue or sell any equity interests (including the Interests), or any other interest, in the Seller. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests.

Section 2.4 No Conflict with Other Instruments. Except as set forth in Section 2.4 of the Disclosure Schedule, the execution, delivery and performance by Seller of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the Organizational Documents of Seller, (b) violate any provision of Law or any Order applicable to Seller or any of the Purchased Assets, (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of any Seller under any Material Contract (as defined in Section 2.12) or (d) result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of the Purchased Assets.

Section 2.5 Financial Records. The books of account and other financial records of the Business (the “Seller Financial Records”) provided to McGladrey LLP for purposes of compiling financial statements of Seller for the year ended December 31, 2013 and the interim period ended March 31, 2014 (the “Most Recent Balance Sheet Date”) (i) are complete and correct in all material respects, (ii) to Seller’s Knowledge, present fairly, in the aggregate and in all material respects, the financial condition of Seller as of such dates and the results of operations of the Seller for such periods, pursuant to Seller’s accounting methods consistently applied since inception of the Seller, (iii) reflect all claims against and all debts and liabilities of the Seller, fixed or contingent, as at the dates thereof, required to be shown thereon under GAAP and (iii) to Seller’s Knowledge, constitute all of the books and records of the Sellers required for preparing financial statements (including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental or Regulatory Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business or the Purchased Assets). Except as set forth in Section 2.5 of the Disclosure Schedule, the Seller does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and possession of the Seller.

Section 2.6 No Undisclosed Liabilities. Except as disclosed in Section 2.6 of the Disclosure Schedule, there are no Liabilities of, relating to or affecting the Business or any of the Purchased Assets, other than (i) the Assumed Liabilities and (ii) those Liabilities incurred since the Most Recent Balance Sheet Date in the ordinary course of business consistent with past practice.

Section 2.7 Absence of Changes. Except as set forth in Section 2.7 of the Disclosure Schedule and except for actions taken in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements, since the Most Recent Balance Sheet Date:

(i) there has not been any Material Adverse Effect, and no event has occurred that will, or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(ii) Seller has not sold, leased, transferred, or assigned any of its material assets, tangible or intangible, except for licenses of its products in the ordinary course of business;

(iii) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Purchased Assets;

(iv) there has been no amendment to any of the Organizational Documents of Seller, and Seller has not effected or been a party to any recapitalization, refinancing, restructuring, merger, consolidation or other business combination, or reclassification of shares, stock split, reverse stock split or similar transaction;

(v) Seller has not (x) entered into or permitted any of the Purchased Assets to become bound by any Material Contract other than license agreements entered into in the ordinary course of business or (y) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract;

(vi) except for actions taken in the ordinary course of business consistent with past practice, Seller has not (x) acquired, leased or licensed any right or other asset from any other Person, (y) leased or licensed any right or other asset to any other Person, or (z) waived or relinquished any right, except for an immaterial right or other immaterial asset, that is a Purchased Asset;

(vii) All write-offs or reductions for services not performed are listed in Section 2.7(vii) of the Disclosure Schedule. Seller has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or indebtedness in an amount greater than $20,000;

(viii) Seller has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Liens (other than Permitted Liens), except for pledges of immaterial assets made in the ordinary course of business and consistent with past practice;

(ix) Seller has not failed to pay any creditor any material amount owed to such creditor when due;

(x) Seller has not changed any of its methods of accounting or accounting practices in any material respect;

(xi) Seller has not commenced or settled any Legal Proceeding, or received any written notice that any Person was commencing or threatening to commence a Legal Proceeding involving any Seller or the Business;

(xii) except for actions taken in connection with the negotiation, execution or delivery of this Agreement and the Ancillary Agreements, Seller has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices;

(xiii) Seller has not increased the compensation of any employee of the Business nor increases benefits under any Seller Benefit Plan nor become obligated to contribute to any new Seller Benefit Plan; and

(xiv) Seller has not agreed or committed to take any of the foregoing actions.

Section 2.8 Real Property.

(a) Seller does not own or lease any real property.

Section 2.9 Title; Sufficiency of Purchased Assets.

(a) The Seller has good, marketable and valid title to, or, in the case of leased Purchased Assets, valid leasehold interests in, the Purchased Assets.

(b) Except as set forth in Section 2.9(b) of the Disclosure Schedule, the Purchased Assets constitute all of the rights, contracts, property and assets, tangible and intangible, necessary to operate the Business in the manner presently operated by the Seller other than the Excluded Assets. All of the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted and suitable in all material respects for their current use and are free and clear of any Liens except Permitted Liens.

(c) Fair Value of Assets. Prior to entering into this Agreement, the Seller has made diligent good faith efforts to determine the fair and reasonable value of the Purchased Assets and the Purchase Price constitutes such fair and reasonable value.

Section 2.10 Intellectual Property.

(a) Section 2.10 of the Disclosure Schedule sets forth a complete and current list of registrations/patents and applications of Intellectual Property owned by Seller (“Seller’s Registered Intellectual Property”) (including all trademarks and service marks that the Seller has used with the intent of creating or benefiting from any common law rights relating to such marks), and the owner of record, date of application or issuance, and relevant jurisdiction as to each.

(b) The Seller owns all right, title and interest in and to, or has a valid and enforceable, transferable license to use, all Intellectual Property that is used in the Business (the “Seller’s Intellectual Property”). Each item of Seller’s Registered Intellectual Property is owned by the Seller free and clear of any Liens (other than Permitted Liens). No Seller’s Intellectual Property is the subject of any proceeding before any governmental, registration or other authority in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

(c) No present or former employee, officer or director of Seller, or agent, outside contractor or consultant of Seller, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Seller’s Intellectual Property. To the extent that Seller’s Intellectual Property has been developed or created by any Person other than the Seller, the Seller has a written agreement with such Person with respect thereto and the Seller has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property as disclosed under Section 2.10(c) of the Disclosure Schedule.

(d) Section 2.10(d) of the Disclosure Schedule lists all Contracts (including all inbound Licenses) relating to Seller’s Intellectual Property or providing Seller with the right to use the proprietary rights of any third party, other than standard Licenses for off-the-shelf, shrink-wrap software or “open source” code that is commercially available on reasonable terms to any Person. Seller is not in breach of, nor has Seller failed to perform under, any of the foregoing Contracts and Licenses in any material respect.

(e) The operation of the Business as currently conducted does not, to Seller’s knowledge: (i) infringe or misappropriate the Intellectual Property of any Person, (ii) materially violate any term or provision of any License or Contract concerning the Intellectual Property of any Person, or (iii) constitute unfair competition or an unfair trade practice under any Law, and Seller has not received written notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Seller infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law.

(f) To Seller’s Knowledge, no Person is infringing or misappropriating any Seller’s Intellectual Property, and Seller (i) has not asserted or threatened in writing or orally any claim against any Person alleging any infringement, misappropriation or violation of any Seller’s Intellectual Property and Seller (ii) is not aware of any facts or circumstances which could give rise to a such claim.

(g) Seller presently takes commercially reasonable steps to protect its rights in its confidential information and trade secrets and to protect the rights of any other Person’s confidential information and trade secrets which Seller has access to and to whom Seller is subject to a duty of confidentiality.

(h) To Seller’s Knowledge, no Seller’s Intellectual Property has been used, disclosed or appropriated to the detriment of Seller for the benefit of any Person other than the Seller and no employee, independent contractor, consultant or agent of Seller has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor, consultant or agent of Seller.

Section 2.11 Information Technology. Except as set forth on Section 2.11 of the Disclosure Schedule:

(i) all Information Technology currently used in connection with the operations of the Business is owned by or leased or licensed to the Seller. As of the date hereof, no notice of material defect has been sent or received by Seller in respect of any license or lease under which Seller receives Information Technology;

(ii) the Information Technology owned or leased by the Seller has the capacity and performance necessary to fulfill the requirements it currently performs;

(iii) all of the Information Technology owned by the Seller is held by the Seller as sole, legal and beneficial owner thereof and is held free of all Liens (other than Permitted Liens); and

(iv) none of the records, systems, controls and/or data used by Seller are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerized or not) which are not under the exclusive ownership and control of the Seller.

Section 2.12 Material Contracts.

(a) Section 2.12(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies of which or, if none, reasonably complete and accurate written descriptions thereof, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to the Buyer prior to the execution of this Agreement), relating to the Business to which Seller is a party or by which any of the Purchased Assets is bound (collectively, the “Material Contracts”):

(i) any credit agreement, loan agreement, letter of credit, repurchase agreement, mortgage, security agreement, guarantee, pledge agreement, trust indenture, promissory note or other document or arrangement relating to the borrowing of money (whether as lender or borrower) or for lines of credit;

(ii) all guarantees of any Indebtedness or other obligations to any Person, including any agreement of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person;

(iii) any Contract for the sale or purchase of any material assets, material property or material rights;

(iv) [Reserved]

(v) any Contract that is not terminable by the Seller upon thirty (30) days (or less) notice without penalty or obligation to make payments based on such termination and which requires payments by Seller in excess of $10,000 per annum (either alone or pursuant to a series of related contracts);

(vi) any Contract that expires, or may be renewed at the option of any Person other than the Seller so as to expire, more than one (1) year after the date of this Agreement and which requires payments by Seller in excess of $10,000 per annum (either alone or pursuant to a series of related contracts);

(vii) all Contracts that limit or contain restrictions on the ability of Seller to sell any Purchased Assets;

(viii) any Contract limiting or restraining Seller from engaging or competing in any lines of business or geographical area or with any Person with respect to any business substantially similar to the Business;

(ix) any material License or other agreement pertaining to Seller Intellectual Property (except agreements for commercially available, off-the-shelf software);

(x) all partnership, joint venture, stockholders’ or other similar Contracts;

(xi) all intercompany Contracts, including management and administration agreements and cost and tax allocation agreements;

(xii) any employment (other than at-will employment agreements), severance, consulting, change of control or similar agreement;

(xiii) all Contracts (other than employment-related agreements) between or among Seller, on the one hand, and any current or former officer, manager, member or Affiliate of Seller, on the other hand;

(xiv) any document granting any power of attorney with respect to the affairs of Seller as it relates to the Business;

(xv) without duplication of any of the items above, any Contract requiring payments to or by Seller of more than Fifteen Thousand Dollars ($15,000) in any year or Fifty Thousand Dollars ($50,000) over the life of any such Contract; and

(xvi) any other Contract which is material to the Business.

(b) Each Material Contract to which Seller is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, and is in full force and effect with respect to Seller and, to Seller’s Knowledge, any other party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Section 2.12(c) of the Disclosure Schedule:

(i) Seller has not violated or breached, or committed any default under, any Material Contract in any material respect to which it is a party, and to Seller’s Knowledge, no other Person has violated, breached, or committed any default under any such Material Contract in any material respect;

(ii) To Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract; and

(iii) the Seller has not waived any of its material rights under any Material Contract.

(d) Except as set forth in Section 2.12(d) of the Disclosure Schedule, the Seller has not guaranteed or otherwise agreed to insure or become liable for, nor pledged any of the Purchased Assets to secure, the performance or payment of any obligation or other Liability of, any other Person.

(e) Except as set forth in Section 2.12(e) of the Disclosure Schedule, no basis exists upon which any party to any Material Contract may object to (i) the assignment to the Buyer of any right under such Material Contract, or (ii) the delegation to or performance by the Buyer of any obligation under such Material Contract.

Section 2.13 Employees.

(a) A complete and accurate list of all current employees, officers, directors, contractors and consultants of the Business as of the date hereof, together with their position and current annual compensation (including salary and benefits), is included in Section 2.13(a) of the Disclosure Schedule. No employee, officer, director, contractor or consultant set forth in Section 2.13(a) of the Disclosure Schedule, as of the date hereof, has an “inactive” status or is on a leave of absence.

(b) As of the date hereof, there are no outstanding offers of employment or engagement made to any individual by Seller and there is no one who has accepted an offer of employment or engagement made by Seller who has not yet initiated that employment or engagement.

(c) No employee of the Business has an employment Contract other than an offer letter for at-will employment, which offer letters, if any, are set forth in Section 2.13(c) of the Disclosure Schedule. Except for any limitations of general application which may be imposed under applicable employment Laws, the Seller has the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without payment to such employee or independent contractor other than for services rendered through termination and without incurring any penalty or liability other than liability for severance pay in accordance with the Seller’s severance pay policies.

(d) No Legal Proceeding in respect of any employee of the Business is pending or, to Seller’s Knowledge, threatened against Seller by or on behalf of any past, present or prospective employee of Seller, including any Legal Proceeding related to discrimination, harassment, retaliation, wrongful termination, refusal to hire, workers’ compensation, wage and hour, or disability or pursuant to any contract or tort theory. Seller has withheld and paid to (or is holding for payment not yet due) the appropriate Governmental and Regulatory Authority all amounts required by law or agreement to be withheld from the wages or salaries due to each of its employees. Seller has paid in full to all of its employees all wages, salaries, bonuses, benefits, commissions and other compensation due to them or otherwise arising under any law, plan, policy, practice, program or agreement and has not unlawfully withheld any such wages, salaries, bonuses, benefits, commissions or other compensation. All amounts that the Seller is legally or contractually required to deduct from their employees’ salaries or transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or otherwise, have been duly paid into the appropriate fund or funds, and Seller does not have any outstanding obligation to make any such transfer or provision.

(e) Seller is in compliance in all material respects with all applicable Laws relating to employment, including those Laws governing employment practices, the terms and conditions of employment, compensation, payment of wages, health and safety, labor relations and plant closings, including the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, Occupational Safety and Health Administration (OSHA), and Title VII of the Civil Rights Act of 1964, each as amended, for its employees.

(f) Except as set forth in Section 2.13(f) of the Disclosure Schedule, the Seller is not, nor has it ever been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, nor has there ever been, any Union representing or purporting to represent any employee of the Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 2.13(f) of the Disclosure Schedule, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Seller or any of its employees. The Seller has no duty to bargain with any Union.

Section 2.14 Seller Benefit Plans.

(a) Each Seller Benefit Plan has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws.

(b) No Seller Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Seller Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and neither Seller nor any of its ERISA Affiliates has withdrawn at any time within the preceding six (6) years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Seller or any of its ERISA Affiliates.

(c) Neither the execution and delivery of this Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of Seller or with respect to any Seller Benefit Plan; (ii) increase any benefits otherwise payable under any Seller Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits.

(d) With respect to the Seller Benefit Plans, Seller and each ERISA Affiliate will have made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date.

(e) There are no pending actions, claims or lawsuits that have been asserted or instituted against any of the Seller Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims), and, to the knowledge of the Seller, there are no facts which could form the basis for any such action, claim or lawsuit. There are no investigations or audits by any government agency of any of the Seller Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or threatened and, to the knowledge of the Seller, there are no facts which could form the basis for any such investigation or audit.

Section 2.15 Compliance and Licenses.

(a) The Seller holds or has been issued all material Permits necessary for the carrying on of the Business as carried on as of the Closing. The Seller and each of Seller’s employees have maintained and are in compliance in all material respects with the terms of all Permits required to be obtained by them in connection with the conduct of the Business.

(b) No Permit currently held by Seller and necessary for the carrying on of the Business as carried on as of the Closing will not be renewed in whole or in part and Seller has not received any notice that any material Permit currently held by Seller is likely to be revoked, suspended or cancelled.

(c) Each product sold, marketed or distributed by or on behalf of the Seller as of the date hereof has received, to the extent required by applicable Law, Section 510(k) clearance(s) from the FDA clearing such product for commercial distribution. The Radion Hub is a Medical Device Data System, as defined at 21 C.F.R. § 880.6310. None of the Seller’s current products (including any products under development) are the subject of or require FDA premarket approval pursuant to 21 C.F.R., Part 814. Seller has not submitted any investigational device exemption (IDE) to the FDA for any of the products and, except as set forth on Section 2.15 of the Disclosure Schedule, there are currently no clinical trials being conducted with respect to such products.

(d) The Seller’s conduct of the Business is, and has been since December 31, 2012, in compliance in all material aspects with (i) all fraud and abuse Laws, including any applicable state or federal self-referral or anti-kickback Laws, including 42 U.S.C. Section 1320a-7b, (ii) all applicable Laws, including the Federal False Claims Act, relating to the filing of false or fraudulent claims with Medicare, Medicaid or any other Federal Healthcare Program or similar state or foreign program, and (iii) all applicable Laws regulating the privacy or security of an individual’s identifiable information.

(e) Except as set forth in Section 2.15(e) of the Disclosure Schedule, the Seller has operated and conducted the Business in all material respects in accordance with all applicable Laws applicable to the ownership of the Purchased Assets or operation of the Business, and no Legal Proceeding has been filed or commenced against Seller alleging any failure to so comply. Seller has not received any written communication from any Governmental or Regulatory Authority alleging that it is not in compliance with any Laws applicable to the ownership of the Purchased Assets or operation of the Business.

(f) Seller is not a Person that has performed a service that is billed as a Designated Health Service (as defined in 42 CFR 411.351) including without limitation, furnishing supplies that are themselves a Designated Health Service, which supplies are separately billed to, and reimbursed by, Medicare, or to the extent Seller is deemed to have performed any service that is billed as a Designated Health Service, any contract or arrangement under which or in connection with which such Designated Health Service is performed does not constitute a compensation arrangement pursuant to the Stark Law and is otherwise in compliance with the Stark Law. Seller has not presented a claim to Medicare for Designated Health Services other than in Seller’s capacity as a billing or collection agent for any entity that performed such Designated Health Services.

(g) Seller is not a “Covered Entity” (as that term is defined in the Health Insurance Portability and Accountability Act, as amended from time to time, and the regulations promulgated thereunder (“HIPAA”)). Seller is a “Business Associate” (as that term is defined in HIPAA) of certain customers of Seller that are HIPAA Covered Entities. Seller is in compliance in all material respects with all Business Associate contracts that Seller has entered into with any such Covered Entity pursuant to 45 C.F.R. § 164.502(e). Seller has not used or disclosed, and Seller has not received written notice that any of its subcontractors has used or disclosed, any Protected Health Information (as that term is defined in HIPAA) in violation of any Business

Associate contract or in violation of HIPAA. Seller has established and maintains appropriate administrative, technical and physical safeguards necessary to comply in all material respects with Seller’s obligations under its Business Associate contracts, HIPAA, the Federal Trade Commission Act, and any other applicable Law.

(h) Seller is not the subject of any court-imposed, governmental or regulatory prohibition or injunction, and to Seller’s Knowledge no such prohibition or injunction is imminent and no proceedings in respect thereof have been commenced. Seller has not received notification that any such investigation or inquiry is being, or has been, conducted by, or received any request for information from any governmental, regulatory or other authority, department, board, body or agency in respect of its affairs.

Section 2.16 Suppliers. No material supplier of the Business has terminated or adversely changed in any material respect or has threatened to terminate or adversely change in any material respect its relationships with Seller as it relates to the Business and there are no facts or circumstances, including the consummation of the Acquisition, that will adversely affect such relationships.

Section 2.17 Approvals. Except as set forth in Section 2.17 of the Disclosure Schedule, no Approval from any Governmental Entity is required by or with respect to any Seller in connection with the execution and delivery by the Seller of this Agreement and the Ancillary Agreements, or the performance by the Seller of their obligations hereunder or thereunder.

Section 2.18 Tax.

(a) All Tax Returns required to be filed by or on behalf of the Seller have been duly filed on a timely basis and such Tax Returns were, when filed, true, complete and correct in all material respects. All Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are due and payable by the Seller with respect to items or periods covered by such Tax Returns (whether or not shown on such Tax Returns). The Seller has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no Liens (other than Permitted Liens) on any of the Purchased Assets with respect to Taxes.

(b) The amount of the Seller’s liabilities for unpaid Taxes for all periods through December 31, 2013 does not, in the aggregate, exceed the amount of the liability accruals for Taxes reflected on the Financial Statements, and the Most Recent Balance Sheet properly accrue in accordance with GAAP all liabilities for Taxes of the Seller payable after December 31, 2013 attributable to transactions and events occurring prior to such date. No liability for Taxes of Seller has been incurred or material amount of taxable income has been realized (or prior to and including the Closing Date will be incurred or realized) after December 31, 2013 other than in the ordinary course of business.

(c) No audit of the Tax Returns of or including the Seller by a Governmental or Regulatory Authority is in process, or, to Seller’s Knowledge, threatened or pending. No deficiencies exist or have been asserted with respect to Taxes of the Seller. Seller has not received notice that it has not filed a Tax Return or paid Taxes required to be filed or paid. Seller is not a party to any action or proceeding for assessment or collection of Taxes, nor, to Seller’s Knowledge, has such event been asserted or threatened against Seller or any of the Purchased Assets. There are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against the Seller.

(d) No written claim has ever been delivered to the Seller by a Governmental Entity in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction.

(e) Seller is not, and has never been, a party to any tax sharing agreement. Since inception, the Seller has not been a distributing corporation or a controlled corporation in a transaction described in Section 355(a) of the Code.

(f) The Seller has collected and remitted all applicable sales or use Taxes to the appropriate Governmental Entity.

(g) The Seller has disclosed to the IRS on the appropriate Tax Returns any “Reportable Transaction” (as defined in Treasury Regulation section 1.6011-4(b)) in which the Seller has participated. The Seller has retained all documents and other records pertaining to any Reportable Transaction in which the Seller has participated, including documents and other records listed in Treasury Regulation section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which the Seller has participated but not listed in Treasury Regulation section 1.6011-4(g).

(h) No bulk sale/transfer statute or law, including, without limitation, the California “Bulk Sales” publication requirements under Division 6 of the California Commercial Code, applies to the transaction contemplated hereby and the Buyer will suffer no loss, cost or expense because of the non-compliance of the parties hereto with any bulk sale/transfer statute or law.

Section 2.19 Environmental Matters. No Environmental Permits are necessary to, or required for, the operation of the Business as currently conducted. The Seller is in material compliance with (i) all terms, conditions and provisions of its Environmental Permits and (ii) all applicable Environmental Laws.

Section 2.20 Absence of Litigation.

(a) No Legal Proceeding by or before any Governmental or Regulatory Authority is currently pending against or, to Seller’s Knowledge, threatened against Seller with respect to the Business. Since January 1, 2014, Seller has not received any complaints that would constitute reasonable grounds for any Legal Proceedings.

(b) Section 2.20(b) of the Disclosure Schedule sets forth each material Legal Proceeding with respect to the Business against Seller initiated since January 1, 2012 that has since been fully adjudicated, settled, resolved or is otherwise no longer pending as of the date of this Agreement.

(c) Neither Seller nor the Business is subject to any outstanding Order.

(d) There are no Legal Proceedings pending or threatened, against any Seller (including any of the Purchased Assets) which would give rise to any right of indemnification on the part of any officer, manager, employee or agent of the Seller or the heirs, executors or administrators thereof against the Seller with respect to the Business.

Section 2.21 Insurance Coverage. Section 2.21 of the Disclosure Schedule sets forth an accurate description of each insurance policy currently utilized and/or maintained by the Seller with respect to its Business or the Purchased Assets, such policies being in such types and amounts and covering such risks as are reasonably necessary for the operating of the Business. All of such insurance policies are legal, valid, binding and enforceable and in full force and effect, and Seller is not in breach or default (or with the giving of notice or lapse of time or both, would be in breach or default) with respect to its obligations under such insurance policies (including with respect to payment of premiums). Neither the execution of, nor the consummation of the transactions contemplated by, this Agreement will trigger a termination right under any insurance policy of the Seller or the Business. As of the date hereof, Seller has not received (a) notice of cancellation or notice of failure to renew of any such insurance policy or refusal of coverage thereunder, (b) notice that any provider of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (c) any other notice that such policies are no longer in full force or effect or that the provider of any such policy is no longer willing or able to perform its obligations thereunder.

Section 2.22 Related Party Transactions. Except as set forth in Section 2.22 of the Disclosure Schedule: (a) no Related Party has any direct or indirect interest of any nature in any of the Purchased Assets; (b) no Related Party is, or has at any time since January 1, 2014 been, indebted to Seller; (c) since January 1, 2014, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving Seller; (d) no Related Party is competing, or has at any time since January 1, 2014 competed, directly or indirectly, with the Business; and (e) no Related Party has any claim or right against Seller or any Purchased Assets.

Section 2.23 Accounts Receivable.

(a) Section 2.23(a) of the Disclosure Schedule lists all accounts receivable, notes receivable and other receivables of the Business as of the Closing Date, including the relevant obligations and date of invoice in respect thereof, which (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms and collectible at the aggregate recorded amount therefore as shown on Section 2.23(a) of the Disclosure Schedule, and (c) to Seller’s Knowledge, are not subject to any valid set-off, counterclaim or rebate.

Section 2.24 Brokers or Finders. No person is entitled to receive from Seller any finder’s fee, brokerage or other commission in connection with this Agreement or the sale and purchase of all or part of the Purchased Assets.

Section 2.25 Accredited Investors.

(a) Offering Exemption. The Seller understands that the shares of Common Stock representing the Equity Payment have not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of the Seller contained herein.

(b) Knowledge of Offer. The Seller is familiar with the business and operations of the Buyer and has been given the opportunity to obtain from the Buyer all information that Seller has requested regarding Buyer’s business plans and prospects. The Seller has had full access to all information relating to the Buyer.

(c) No Disqualification Events. None of the Seller, any of its predecessors, affiliates, or any director, executive officer, other officer of Seller or any beneficial owner (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 20% or more of Seller’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with Seller in any capacity as of the date hereof (each, a “Seller Covered Person” and, together, “Seller Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). The Seller has exercised reasonable care to determine (A) the identity of each person that is a Seller Covered Person; and (B) whether any Seller Covered Person is subject to a Disqualification Event. The Seller has complied, to the extent applicable, with its disclosure obligations under Rule 506(e) of the Securities Act, and has furnished to the Buyer a copy of any disclosures provided thereunder.

(d) Knowledge and Experience; Ability to Bear Economic Risks. Seller is an “accredited investor” as such term is defined in Rule 501(a) of the Securities Act and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Common Stock of the Buyer contemplated by this Agreement. Seller is able to bear the economic risk of its investment in the Buyer (including a complete loss of its investment).

(e) Limitations on Disposition. Seller understands that it must bear the economic risk of its investment in the Buyer indefinitely unless Seller’s shares of Common Stock are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such securities is qualified under applicable state securities laws or an exemption from such qualification is available. The Seller further understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow the Seller to transfer any or all of the shares of Seller’s Common Stock, in the amounts, or at the time the Seller might propose.

(f) Investment Purpose. The Seller is acquiring the shares of Common Stock solely for its own account for investment and not with a view toward the resale, transfer, or distribution thereof, nor with any present intention of distributing the shares of Common Stock; provided that following the Closing, Seller intends to distribute the shares of Common Stock received by it hereunder to its members. Other than Seller’s members, no other person has any right with respect to or interest in the shares of Common Stock to be issued to the Seller hereunder, nor has the Seller agreed to give any Person any such interest or right in the future.

Section 2.26 No Limitation; No Misleading Statements.

(a) No investigation or due diligence conducted by, or knowledge obtained by, the Buyer shall limit, modify or negate any of the foregoing representations and warranties.

(b) No representation, warranty or other statement of the Seller made herein, in the Disclosure Schedule, or in any certificate or other writing pursuant to this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make such statements contained herein or therein not misleading.

Section 2.27 Solvency. Seller is not insolvent (as defined below), and will not be rendered insolvent by any of the transactions contemplated by hereby. As used herein, “insolvent” means that the sum of Seller’s debts and other probable liabilities exceeds the present fair saleable value of the assets thereof. Immediately after giving effect to the consummation of the transactions contemplated hereby, (i) Seller will be able to pay its liabilities as they become due in the usual course of Seller’s business and will not incur debts that would be beyond Seller’s ability to pay such debts as they mature, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business and (iii) Seller will have assets (calculated at fair market value) that exceed their liabilities. The cash available to Seller after taking into account all other anticipated uses of cash, , together with the Equity Payment, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 3.1 Organization. The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the state of Delaware. The Buyer has full corporate power and authority to own, lease, license and operate its properties, to perform its obligations under all Contracts, and to carry on its business as now being conducted. The Buyer is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which its conduct or nature of its business makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.2 Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and all Ancillary Agreements to which it is a party, the performance by the Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement and all Ancillary Agreements to which it is a party are valid and binding obligations of the Buyer.

Section 3.3 Capitalization; Valid Issuance of Common Stock. As of May 9, 2014 there were 14,222,352 shares of Buyer Common Stock issued and outstanding. Upon their issuance pursuant to this Agreement, the shares of Common Stock representing the Equity Payment will be duly authorized, validly issued, and fully paid and nonassessable, free and clear of any Liens.

Section 3.4 No Conflict with Other Instruments. The execution, delivery and performance by the Buyer of this Agreement and all Ancillary Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate or conflict with any provision of the Organizational Documents of the Buyer, (b) violate any provision of Law or any Order or stock exchange requirement applicable to the Buyer, or (c) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Buyer under any Contract to which the Buyer is a party, except in the case of clauses (b) and (c), for such violations, breaches, defaults, terminations or accelerations which would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on or otherwise materially impair or materially delay the Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.5 Governmental Approvals. No Approval from any Governmental or Regulatory Authority is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement and all Ancillary Agreements to which it is a party, or the performance by the Buyer of its obligations hereunder or thereunder, except for such Approvals as may be required under federal or state securities laws in connection with the transactions set forth herein or which the failure to obtain would not reasonably be expected to, individually or in the aggregate, materially impair or materially delay the Buyer’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.6 Brokers or Finders. No Person is entitled to receive from the Buyer any finder’s fee, brokerage or other commission in connection with this Agreement or the Acquisition.

Section 3.7 Financing. At the Closing, Buyer shall have sufficient cash to fund the Cash Payment without the need for additional outside financing.

Section 3.8 SEC Documents. All documents filed by Buyer with the Securities and Exchange Commission (the “Buyer SEC Filings”) (a) conformed, as of the dates of their respective filing with the Securities and Exchange Commission, in all material respects, to the requirements set forth in the instructions for such forms under the Securities Act and the Securities Exchange Act of 1934, as amended, except where such conformity could not be reasonably expected to have a Material Adverse Effect, and (b) when taken together, did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed report with the SEC prior to the date hereof or where such statement or omission could not be reasonably expected to have a Material Adverse Effect. The financial statements of Buyer included in the Buyer SEC Filings fairly and accurately represented, in all material respects, the consolidated financial condition of Buyer as of their respective dates and Buyer’s consolidated results of operations for the respective periods specified therein were prepared in accordance with GAAP, except as indicated in the notes thereto.

Section 3.9 Litigation. Other than as disclosed in the Buyer SEC Filings, as of the date hereof, there is no action pending or, to the knowledge of Buyer, threatened, against Buyer or any of its Subsidiaries, in each case, other than those that would not have a Material Adverse Effect on the business of Buyer and its Subsidiaries.

Section 3.10 Buyer Receivables. Buyer has invoiced Seller for all services provided by Buyer to Seller through the Closing Date, and all outstanding payables for such services are set forth on Section 3.10 of the Disclosure Schedule, which have been assumed by Buyer in accordance with Section 1.2 as of the Closing Date. Following the Closing, there are no further Liabilities owed by Seller, RCP or any other series of RCP to Buyer related to services performed prior to the Closing Date, including payments for equipment, supplies, services and consumables.

Section 3.11 Equity Shares. The shares constituting the Equity Payment when issued and delivered to Seller in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Lock-Up Agreements and under applicable state and federal securities laws. Subject in part to the truth and accuracy of Seller’s representations set forth in Section 2.25 of this Agreement, the offer, sale and issuance of such shares by the Buyer as contemplated by this Agreement are exempt from the registration requirements of any applicable federal securities laws. The issuance of such Shares to the Seller is not and will not be subject to any preemptive right or right of first refusal that has not been duly and validly waived.

ARTICLE IV.

RESERVED

ARTICLE V.

ADDITIONAL AGREEMENTS

Section 5.1 Access to Information. Seller shall cause its officers to furnish to Buyer such financial, operating, technical and product data and other information of the Seller as Buyer from time to time may reasonably request, including financial statements and schedules, for purposes of preparing to operate the Business following the Closing; provided, however, that such investigation shall not unreasonably interfere with any of the businesses, personnel or operations of the Seller.

Section 5.2 Confidentiality. The parties acknowledge that the Buyer and the Seller have previously executed a confidentiality agreement dated April 15, 2014, as amended (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms through the Closing Date.

Section 5.3 Seller Approvals. The Seller, at its expense, shall use commercially reasonable efforts to obtain all Approvals from members, Governmental or Regulatory Authorities, any third party or under any of the Contracts or other agreements of the Seller as may be required in connection with the Acquisition so as to preserve all rights of and benefits to the Seller thereunder and the Buyer shall provide the Seller with such assistance and information as is reasonably required to obtain such Approvals. To the extent that the Purchased Assets may not be transferred to the Buyer hereunder without the Approval of another Person which Approval has not been obtained, this Agreement shall not constitute an agreement to transfer the same if an attempted transfer would constitute a breach thereof or be unlawful, and the Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required Approval(s) as promptly as possible.

Section 5.4 Termination of Liens. Prior to the Closing, the Seller shall file, and execute and deliver, all documents necessary to release the Purchased Assets from any Lien (other than Permitted Liens), if any, and shall provide evidence reasonably satisfactory to the Buyer of the release of all such Liens, if required.

Section 5.5 Notice of Developments. The Seller shall give prompt notice to the Buyer, and the Buyer shall give prompt notice to the Seller, of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any condition in Article VII to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect any remedies available to the party receiving such notice.

Section 5.6 Expenses. Except as set forth in Section 1.8 (Transfer Taxes), all fees and expenses incurred in connection with the Acquisition, including all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

Section 5.7 Public Disclosure. Unless otherwise required by Law (including federal and state securities laws) prior to the Closing Date, no public disclosure (whether or not in response to any inquiry) of the existence of any subject matter of, or the terms and conditions of, this Agreement shall be made by any party hereto unless approved by the Buyer in writing prior to release (such approval not to be unreasonably withheld or delayed) unless, in the reasonable opinion of counsel, required by Law, applicable stock exchange rule or any listing agreement. The parties hereto acknowledge and agree that the Buyer may be required to file a Current Report on Form 8-K disclosing the transactions contemplated by this Agreement and attaching as an exhibit thereto a copy of this Agreement.

Section 5.8 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the board of directors (or equivalent body) of the Seller will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement and the Ancillary Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

Section 5.9 Further Assurances. For a period of 90 days following the Closing, the Seller shall cooperate with the Buyer in its efforts to continue and maintain for the benefit of the Buyer those business relationships of the Seller existing prior to the Closing and relating to the Business, including relationships with customers, carriers, suppliers and vendors of the Business, regulatory authorities, licensors and others. After the Closing the Seller shall deliver to the Buyer any mail or correspondence received by the Seller after the Closing Date that is related to the Business or Purchased Assets promptly upon the Seller’s receipt thereof. Without limiting the generality of the foregoing, Seller shall take all actions reasonably requested by Buyer to assist in Buyer’s preparation of financial statements and other information it will be required to file with the SEC, if applicable.

Section 5.10 Reserved.

Section 5.11 Tax Matters.

(a) Buyer and Seller each shall retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of their Affiliates) relating to Tax matters relevant to the Purchased Assets and Assumed Liabilities for each taxable period first ending after the Closing and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (b) six years following the due date (without extension) for such Tax Returns.

(b) Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, will each (a) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return relating to the Purchased Assets and Assumed Liabilities, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes relating to the Purchased Assets and Assumed Liabilities; and (b) provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding.

Section 5.12 Non-Solicitation; Non-Competition; Non-Disparagement. Seller recognizes that Seller, Kamal Gogineni, a member of the Seller (“Gogineni”) and Krishna Raghavan, a member of Seller (“Raghavan”) have had, and will have access to, and have developed, confidential business information, proprietary information, and trade secrets relating to the Business and operations of the Business. Seller acknowledges that such information is valuable to the Business, and that disclosure to, or use for the benefit of, any person or entity other than the Buyer would cause substantial damage to the Buyer. In recognition that the goodwill and business relationships described herein are assets of the Buyer and that loss of or damage to those relationships would destroy or diminish the value of the Acquired Assets, Seller agrees (and each of Gogineni and Raghavan will separately agree) as follows:

(a) Non-Solicitation; Non-Competition. For a period of three (3) years after the date of this Agreement, neither Seller nor Gogineni or Raghavan shall engage in any of the following activities, either directly or indirectly (individually, or through or on behalf of another entity, as owner, partner, agent, employee, consultant, or in any other capacity) in the United States:

(i) on behalf of a competitor of the Buyer, seek, solicit, or attempt to establish a business relationship with a Person who (A) was a client, customer, supplier, employee, salesman, agent or representative of the Business during the twenty-four (24) months preceding the Closing Date, or (B) was solicited directly by Seller during the twelve (12) months preceding the Closing Date to become a client, customer, supplier, employee, salesman, agent or representative of the Business (each a “Company Client”);

(ii) hire, solicit, encourage, or engage in any activity to induce any employee of Buyer to terminate his or her employment with Buyer, or to become employed by, or to enter into a business relationship with, any other Person; provided, however, that the foregoing restriction shall not include general solicitations of employment or hiring of persons responding to general solicitations of employment (including general advertising via periodicals, the internet and other media) not specifically directed towards employees of Buyer. For purposes of this Section 5.12, the term “employee” includes any individual who is an employee, agent of or consultant to Buyer during the twelve (12) month period prior to the Closing Date;

(iii) establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any competitor of the Buyer; or

(iv) except as required in the normal course of duties for the Business, request, induce or attempt to limit or influence any Company Client, employee, supplier or other business entity to limit, curtail, cancel or terminate any business it transacts with, or products it provides to or receives from, Buyer.

(b) Nondisparagement. Neither Seller nor Gogineni or Raghavan shall, at any time, disparage in any material respect the Business, the Buyer, any Affiliate thereof, any of their respective businesses, any of their respective officers, managers, members, directors or employees, or the reputation of any of the foregoing persons or entities.

Section 5.13 Reserved.

Section 5.14 Restriction on Seller’s Liquidation and Dissolution and Other Actions. Seller agrees that:

(a) For a period commencing on the date hereof and ending not earlier than six (6) months following the date of the Closing (the “Applicable Period”) the Sellers shall not liquidate or dissolve, or enter into any proceeding relating to bankruptcy, insolvency, liquidation or dissolution and, without limiting the generality of the foregoing, shall not (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law providing for the relief of debtors, (v) acquiesce to the filing of any petition against it in any involuntary case under such bankruptcy laws, or (vi) take any action for the purpose of effecting any of the foregoing.

(b) At all times during the Applicable Period, the Sellers shall apply the Cash Payment proceeds received hereunder to promptly satisfy and discharge liabilities thereof existing on and after the Closing Date, including amounts owed to current and future creditors of the Seller. No distributions, dividends and liquidating or other payments to members arising as a result of their ownership interest shall be made unless the manager of the Seller determines, upon the advice of outside legal counsel, that any such distribution, dividend or payment may be made in compliance with their duties under applicable law.

Section 5.15 Services to Derm Vantage, LLC. Buyer agrees to provide services on behalf of RCP which are required to be performed by RCP under the JV Agreement, for a period of sixty (60) days following the Closing Date (the “Transition Services Period”). Any amounts payable to RCP pursuant to Section 9.3(a) of the JV Agreement as a result of services performed during the Transition Services Period shall be paid to Buyer. Buyer and RCP shall use commercially reasonable efforts during the Transition Services Period to engage Buyer or its subsidiary to perform the services required of RCP by the JV Agreement. If, at the end of the Transition Services Period, Buyer and RCP have not reached such an agreement, each of Buyer and RCP acknowledges and agrees that Buyer shall have no liability under the JV Agreement for ceasing the provisions of services after the Transition Services Period. During the Transition Services Period, Buyer shall have the right and authority to renegotiate the terms of the JV Agreement on behalf of RCP with the other members of Derm Vantage, LLC.

ARTICLE VI.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION PROVISIONS

Section 6.1 Survival of Representations and Warranties.

(a) Each party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not be affected by any investigation conducted for or on behalf of the Buyer or the Seller with respect thereto or any knowledge acquired by the Buyer or the Seller or their officers, directors, employees or agents as to the accuracy or inaccuracy of any such representation or warranty.

(b) Except to the extent a different period is expressly set forth herein, the representations, warranties, agreements and other provisions in this Agreement shall survive the Closing and shall terminate on the date which is eighteen (18) months after the Closing Date (the “Expiration Date”); provided that the representations and warranties set forth in (i) Sections 2.1 (Organization), 2.2 (Authority), 2.3 (Capitalization), 2.24 (Brokers or Finders), 3.1 (Organization), 3.2 (Authority) and 3.6 (Brokers or Finders) (collectively, the “Fundamental Representations”) shall survive indefinitely, (ii) Sections 2.9(a) (Valid Title), 2.10 (Intellectual Property) and 2.18 (Tax) shall survive until sixty (60) days after the expiration of the applicable statute of limitations for the applicable underlying claim, including any extensions or waivers thereof.

(c) For the avoidance of doubt, this Article VI and all post-closing covenants shall survive the Closing until all rights and obligations hereunder and thereunder shall have expired. In addition, any claims in connection with willful fraud, intentional misconduct or intentional misrepresentation shall survive indefinitely.

Section 6.2 Indemnification Provisions.

(a) Indemnification by the Seller. Subject to the limitations set forth herein, the Buyer and its officers, directors, employees, agents, and Affiliates (collectively, the “Buyer Indemnitees”) shall be indemnified and held harmless by the Seller from and against any and all Losses incurred by the Buyer Indemnitees, directly or indirectly, as a result of:

(i) any inaccuracy or breach of a representation or warranty of Seller contained herein as of the date hereof or as of the Closing Date (provided, that, in the event of any such inaccuracy or breach, for purposes of determining the amount of any Losses, no effect will be given to any qualification as to “materiality” or “Material Adverse Effect” contained therein);

(ii) any failure by Seller to perform or comply with any covenant of the Seller contained herein;

(iii) any debt, claim, obligation or other Liability of the Seller (including the Retained Liabilities and any Liability for any commission or compensation in the nature of a finder’s or broker’s fee, or any asserted Liability as a result of the performance of services by any broker or finder, for which the Seller or any of its officers, employees or representatives is responsible) including, without limiting the generality of the foregoing, any claim against Buyer by any holder of a security of the Seller arising from or relating to the transactions contemplated by this Agreement;

(iv)  (x) all Taxes of the Seller for all Tax periods ending on or prior to the Closing Date or which begin before the Closing Date and end after the Closing Date relating to an event or transaction occurring before the Closing Date, and (y) any and all Taxes arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; provided that for purposes of clarity, Seller shall not be responsible for Taxes for any item they would not have been required to recognize under the cash basis of accounting, including any accounts receivable collected after Closing; and

(v) any Retained Liabilities.

(b) Indemnification by the Buyer. Subject to the limitations set forth herein, Seller and its officers, directors, employees, agents, and Affiliates (collectively, the “Seller Indemnitees”) shall be indemnified and held harmless by the Buyer from and against any and all Losses incurred by the Seller Indemnitees directly or indirectly as a result of:

(i) any inaccuracy or breach of a representation or warranty of the Buyer contained herein as of the date hereof or as of the Closing Date (provided, that, in the event of any such inaccuracy or breach, for purposes of determining the amount of any Losses, no effect will be given to any qualification as to “materiality” or “Material Adverse Effect” contained therein);

(ii) any failure by the Buyer to perform or comply with any covenant of Buyer contained herein; and

(iii) any Assumed Liabilities.

(c) Third Party Claims.

(i) The Seller Indemnitees or Buyer Indemnitees, as the case may be (the “Indemnified Party”), shall promptly notify the party or parties potentially liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim, demand or circumstance that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against an Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, demand or circumstance (the “Notice of Claim”). The Indemnifying Party shall have the right (but not the obligation) to assume and control the defense of any Third Party Claim and to retain (at the Indemnifying Party’s expense) counsel of its choice, reasonably acceptable to the Indemnified Party, to represent the Indemnified Party. Notwithstanding the Indemnifying Party’s election to appoint counsel to represent the Indemnified Party in any Third Party Claim, the Indemnified Party shall have the right to employ separate counsel, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest. The Indemnifying Party shall have ten (10) days from the receipt of the Notice of Claim to notify the Indemnified Party whether or not it desires to defend such Third Party Claim failing which the Indemnifying Party shall be deemed to have waived such option. The party assuming defense of a Third Party Claim is hereinafter referred to as the “Controlling Party” and the other party as the “Co-Party”.

(ii) In defending the Third Party Claim, the Controlling Party shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim. The Co-Party shall take such actions as reasonably necessary to cooperate with the Controlling Party and its counsel in defending such Third Party Claim. The Controlling Party shall keep the Co-Party reasonably informed of the development of the underlying claim. The Controlling Party shall allow the Co-Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.

(iii) The Controlling Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of the Co-Party, provided that the Controlling Party shall (x) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (y) not encumber any of the material assets of an Indemnified Party or agree to any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (z) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

(d) Other Claims. In the event the Indemnifying Party receives a notice of a claim for indemnity from the Indemnified Party pursuant to Section 6.2(a) or Section 6.2(b) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice if the Indemnifying Party disputes its liability to the Indemnified Party under this Article VI. If the Indemnifying Party does not so notify the Indemnified Party, the claim specified by the Indemnified Party in such notice shall be conclusively deemed to be a liability of the Indemnifying Party under this Article VI, and the Indemnifying Party shall pay the amount of such liability to the applicable Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, the Indemnifying Party and the Indemnified Party shall negotiate in good faith resolution of the disputed claim(s) for a period of not less than twenty (20) Business Days after the response is provided. If the Indemnifying Party and the Indemnified Party are unable to resolve any such claim(s) within such time period, the Indemnified Party shall be entitled to pursue any legal remedies available to the Indemnified Party against the Indemnifying Party with respect to the unresolved claim(s), subject to the terms and conditions of this Agreement.

(e) Exclusive Remedy. Except with respect to payment of the Purchase Price and any equitable remedies pursuant to Section 9.10, the Seller and the Buyer acknowledge and agree that, except in the case of willful fraud or willful misrepresentation, following the Closing, except as set forth in Section 6.3 hereof, the indemnification provisions of this Section 6.2 shall be the sole and exclusive remedies of any Indemnified Party, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by the Seller or the Buyer, or any failure by any Seller or the Buyer to perform or comply with any covenant or agreement set forth herein.

(f) Limitation on Liability. In no event shall any party have any liability to the other (including under this Section 6.2) for any consequential, special, incidental, or indirect damages or similar items, including diminution of value or loss of business reputation or opportunity relating to a breach or alleged breach hereof (other than consequential, special, incidental, indirect damages or similar items awarded to a third party pursuant to a Third Party Claim); provided that such limitation with respect to lost profits shall not limit either party’s right to recover contract damages in connection with the other party’s failure to close in violation of this Agreement.

(g) Tax Treatment of Payments. To the extent permitted by law, payments made under this Article VI shall be treated as adjustments to the Purchase Price.

(h) Mitigation. Nothing in this Agreement shall in any way restrict or limit the general obligation at Law of an Indemnified Party to mitigate any Loss which it may suffer or incur by reason of the breach by an Indemnifying Party of any representation, warranty or covenant of the Indemnifying Party hereunder.

(i) Working Capital. Notwithstanding anything in this Article VI, no party shall be entitled to indemnification with respect to any Loss that is already accounted for in the Post-Closing Adjustment to the Closing Working Capital.

6.3 Escrow. By virtue of this Agreement and as security for the indemnity obligations provided for in Section 6.2(a) hereof, at the Closing, Buyer will keep and retain the Escrow Shares without any act of the Seller. The Escrow Shares shall be available to compensate the Buyer Indemnitees for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recover under this Article VI. The Escrow Shares shall be the sole source of indemnification from the Seller pursuant to this Agreement. For purposes of calculating the number of Escrow Shares necessary to satisfy a claim for indemnification, each Escrow Share shall be deemed to have a value equal to the average closing price per share of Buyer Common Stock on the Nasdaq Capital Market for the thirty (30) trading days immediately preceding the date of payment for such indemnification claim. Notwithstanding the foregoing, any claims for indemnification from and against any and all Losses incurred by the Buyer Indemnitees, as a result of the inaccuracy or breach of the representations and warranties contained in Section 2.2 herein (a “Authorization Claim”) shall be satisfied, at the option of the Buyer (in its sole discretion) in either cash or Escrow Shares in an amount up to the Purchase Price. To the extent that Buyer chooses to satisfy such Authorization Claim in Escrow Shares, the amount in cash of the value of those Escrow Shares used to satisfy the Authorization Claim shall remain available to satisfy any additional claims pursuant to Section 6.2 hereof. Notwithstanding the foregoing, to the extent that Buyer is entitled to satisfaction for any claim under Section 6.2 other than an Authorization Claim, Buyer shall utilize the Escrow Shares before requiring satisfaction of such claims in cash.

ARTICLE VII.

CLOSING DELIVERABLES

Section 7.1 Deliverables Each Party to Effect the Closing. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to delivery at or prior to the Closing of the following conditions and deliverables: no temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or Governmental or Regulatory Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition and the other transactions contemplated by this Agreement shall be in effect; nor shall there be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Acquisition or the other transactions contemplated by the terms of this Agreement that would prohibit the consummation of the Acquisition and the other transactions contemplated by this Agreement.

Section 7.2 Deliverables of the Buyer. The obligations of the Seller to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller:

(a) Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true and correct as of such specified earlier date).

(b) Performance. The Buyer shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Buyer at or before the Closing.

(c) Buyer Certificates. The Buyer shall have delivered to the Seller a certificate, dated the Closing Date and executed by the President or Chief Executive Officer of Buyer, substantially in the form set forth in Exhibit B-1 hereto, certifying that the matters set forth in Section 7.2(a) and (b) have been satisfied; and certificates, dated the Closing Date and executed by the Secretary of the Buyer, substantially in the form set forth in Exhibit B-2 hereto.

(d) Employment Agreements. The Buyer or a subsidiary thereof shall have executed and delivered employment agreements with those employees set forth on Section 7.2(d) of the Disclosure Schedule, substantially in the form set forth in Exhibit C.

(e) Member Approval. The requisite members of Seller shall have approved this Agreement and the performance by the Seller of the transactions contemplated hereby.

(f) Concurrent Transactions. All conditions to closing pursuant to the Asset Purchase Agreement dated as of the date hereof between Buyer and Radion have been satisfied or waived and such transaction shall close concurrently with the Closing.

Section 7.3 Deliverables of the Seller. The obligations of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Buyer:

(a) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects (other than Section 2.7(i) (Absence of Material Adverse Effect), which shall be true and correct in all respects) as of the Closing Date as if made on and as of the Closing Date (other than representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be true and correct in all material respects as of such specified earlier date).

(b) Performance. The Seller shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Seller on or before the Closing Date.

(c) Seller Certificates. The Seller shall have delivered to the Buyer a certificate, dated the Closing Date and executed by the President or Chief Executive Officer of the Seller, substantially in the form set forth in Exhibit D-1 hereto, certifying that the matters set forth in Section 7.3(a) and (b) have been satisfied; and certificates, dated the Closing Date and executed by the Secretary of the Seller, substantially in the form set forth in Exhibit D-2 hereto.

(d) No Material Adverse Effect. From and after the date hereof, there shall not have occurred any event or change or circumstance that has had, will have, or could reasonably be expected to have a Material Adverse Effect on the Business.

(e) Non-Disclosure and Non-Compete Agreements. Those Persons set forth on Section 7.3(e) of the Disclosure Schedule shall have executed and delivered Non-Disclosure and Non-Compete Agreements with the Buyer or a subsidiary thereof, substantially in the form set forth in Exhibit G.

(f) Lockup Agreements. Each member listed on Section 1.4(c)(iii) of the Disclosure Schedule shall execute a lock up agreement in the form attached hereto as Exhibit J.

(g) Consents. The Seller shall have obtained each of the consents set forth on Section 7.3(g) of the Disclosure Schedule.

(h) Bill of Sale. The Seller shall have executed and delivered a Bill of Sale, substantially in the form set forth in Exhibit A.

(i) Patent, Trademark and Domain Name Assignments. The Seller shall have executed and delivered a Patent Assignment, substantially in the form set forth in Exhibit I, a Trademark Assignment, substantially in the form set forth in Exhibit E, and a Domain Name Assignment, substantially in the form set forth in Exhibit F.

(j) Concurrent Transactions. All conditions to closing pursuant to the Asset Purchase Agreement dated as of the date hereof between Buyer and Radion have been satisfied or waived and such transaction shall close concurrently with the Closing.

ARTICLE VIII.

RESERVED

ARTICLE IX.

MISCELLANEOUS PROVISIONS

Section 9.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission against facsimile confirmation or mailed by internationally recognized overnight courier prepaid, to the parties at the following addresses or facsimile numbers:

If to the Buyer to:	iCAD, Inc. 98 Spit Brook Road, Suite 100 Nashua, NH 03062 Telephone No.: (603) 882-5200 Facsimile No.: (603) 880-3843 Attention: [Kenneth Ferry, CEO]

with a copy (which shall not constitute notice) to:	Blank Rome LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174-0208 Telephone No.: (212) 885-5000 Facsimile No.: (212) 885-5001 Attn: Robert J. Mittman

If to the Seller to:	DermEbx 560 S. Winchester Blvd, Suite 500 San Jose, CA 95128 Telephone No.: (408) 625-7710 Attn: Kamal Gogineni

with a copy (which shall not constitute notice) to:

Hayden Bergman, Professional Corporation

150 Post Street, Suite 650

San Francisco, CA 94108

Telephone No.: (415) 692-3310

Facsimile No.: (415) 399-9320

Email: pbergman@haydenbergman.com

Attn: Peter Bergman

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 9.1, be deemed given upon delivery if such date of delivery is a Business Day, if not such notice will be deemed given on the next Business Day, (b) if delivered by facsimile transmission to the facsimile number or by email to the email address as provided for in this Section 9.1, be deemed given upon confirmation of receipt unless such transmission is received after 5:00 p.m. (recipient’s local time), in which case it shall be deemed delivered at 9:00 a.m. (recipient’s local time) on the next Business Day, and (c) if delivered by overnight courier to the address as provided in this Section 9.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any party from time to time may change its address, facsimile number, email address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto; provided, however, that such notice will be effective on the later of (i) five (5) Business Days after such notice is delivered or (ii) the date specified in such notice.

Section 9.2 Entire Agreement. This Agreement and the exhibits and schedules hereto, including the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms.

Section 9.3 Further Assurances; Post-Closing Cooperation. From time to time after the Closing Date, at the Buyer’s reasonable request and at Buyer’s expense, the Seller shall execute and deliver or use commercially reasonable efforts to cause the execution and delivery of such other instruments of conveyance and transfer and take such other actions as the Buyer may reasonably request in order to (a) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to the Buyer of the Purchased Assets, and (b) convey, transfer to and vest in the Buyer and to put the Buyer in possession and operating control of all or any part of the Purchased Assets. In addition, in the event that following the Closing Date, any accounts receivable of Seller are received by or otherwise paid to the Buyer, the Buyer shall hold the same in trust for the Seller and shall promptly (and in any event within five (5) Business Days of its receipt thereof) remit all funds received by it in respect of such accounts receivable to the Seller without offset or reduction for any reason whatsoever. The Seller hereby constitutes and appoints, effective as of the Closing Date, the Buyer, its successors and assigns as the true and lawful attorney of the Seller with full power of substitution in the name of the Buyer or in the name of the Seller but for the benefit of the Buyer (a) to collect for the account of the Buyer all accounts receivable and any other item of Purchased Assets and (b) to institute and prosecute all proceedings which the Buyer may in its discretion deem proper in order to collect the accounts receivable or to assert or enforce any right, title or interest in, to or under the Purchased Assets and to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets. The Buyer shall be entitled to retain for its own accounts any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

Section 9.4 Remedies. Except as otherwise provided herein, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 9.5 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than any Person entitled under the terms of this Agreement to indemnity under Article VI.

Section 9.6 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 9.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

Section 9.8 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 9.10 Specific Performance. Each party acknowledges and agrees that the breach of this Agreement would cause irreparable damage to the other parties hereto and that no party will have an adequate remedy at law. Therefore, the obligations of each party under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith, including to prevent breaches of this Agreement, and this right shall include the right of the parties to cause the transactions contemplated hereby to be consummated in each case without posting a bond or undertaking. Each party hereto waives any defenses in any action for specific performance, including that a remedy at Law would be adequate. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise. Each of the parties hereto expressly disclaims that it is owed any duties not expressly set forth in this Agreement, and waives and releases any and all tort claims and causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

Section 9.11 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each party hereto, but, no rights, obligations or liabilities hereunder shall be assignable by any party without the prior written consent of the other parties, and any purported assignment in violation of this Section 9.11 shall be null and void ab initio; provided, however, prior to the Closing, the Buyer may elect (upon written notice sent to the Seller) to assign all or any part of its rights and obligations under this Agreement to any Affiliate of the Buyer (including any Subsidiary formed for such purpose) and to cause such Affiliate to perform the obligations of the Buyer under this Agreement; provided, further, that no such assignment shall otherwise vary or diminish any of Buyer’s obligations under this Agreement to the extent its Affiliate fails to duly perform the obligations of the Buyer under this Agreement.

Section 9.12 Delivery by Electronic Transmission. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail as a defense to the formation of a contract and each such party forever waives any such defense.

ARTICLE X.

DEFINITIONS

Section 10.1 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Acquisition” shall have the meaning set forth in the Recitals hereof.

“Affiliate” means, with respect to any Person, any Person which controls, is controlled by or is under common control with, such Person, either directly or indirectly through one or more intermediaries, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of such Person’s voting securities or voting interests, by Contract or otherwise.

“Agreement” means this Agreement, including (unless the context otherwise requires) the exhibits and the Disclosure Schedule and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Allocation” shall have the meaning set forth in Section 1.6 hereof.

“Ancillary Agreements” shall have the meaning set forth in Section 2.2 hereof.

“Applicable Period” shall have the meaning set forth in Section 5.14(a) hereof.

“Approval” means any approval, authorization, consent, permit, qualification, registration or filing with, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Assumed Contracts” shall mean those contracts set forth in Section 1.1(f) of the Disclosure Schedule.

“Assumed Liabilities” shall have the meaning set forth in Section 1.2(a) hereof.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the business or condition, financial or otherwise, of a Person, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans but excluding Personal Information.

“Business” shall have the meaning set forth in the Recitals hereof.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated to close.

“Buyer” shall have the meaning set forth in the Preamble to this Agreement.

“Buyer Indemnitees” shall have the meaning set forth in the Section 6.2(a) hereof.

“Buyer SEC Filings” shall have the meaning set forth in Section 3.8 hereof.

“Cash Payment” shall have the meaning set forth in Section 1.4(a) hereof.

“Closing” shall have the meaning set forth in Section 1.7 hereof.

“Closing Date” shall have the meaning set forth in Section 1.7 hereof.

“Closing Working Capital” shall have the meaning set forth in Section 1.5(a) hereof.

“Closing Working Capital Statement” shall have the meaning set forth in Section 1.5(b) hereof.

“Co-Party” shall have the meaning set forth in Section 6.2(c) hereof.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means the common stock of Buyer, $0.01 par value.

“Company Client” shall have the meaning set forth in Section 5.12 hereof.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.2 hereof.

“Contract” means any written contract, agreement, lease, instrument, order, arrangement, commitment or understanding of any nature.

“Controlling Party” shall have the meaning set forth in Section 6.2(c) hereof.

“Disclosure Schedule” means the schedules delivered to the Buyer by or on behalf of the Seller, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Seller in Article II or otherwise.

“Disqualification Event” shall have the meaning set forth in Section 2.25(c) hereof.

“Disputed Amounts” shall have the meaning set forth in Section 1.5(e) hereof.

“Environmental Law” means any applicable federal, state, local or foreign environmental, health and safety (as such relates to the Environment) or other Law relating to the regulation of Hazardous Materials, including the Comprehensive, Environmental Response Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, and the Federal Insecticide, Fungicide and Rodenticide Act (each as amended).

“Environmental Permit” means any permit, license, approval, consent or authorization required under or in connection with any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued by or entered into with a Governmental or Regulatory Authority.

“Equity Payment” shall have the meaning set forth in Section 1.4(b) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business.

“Escrow Agent” shall have the meaning set forth in Section 1.4(c) hereof.

“Escrow Agreement” shall have the meaning set forth in Section 1.4(c) hereof.

“Escrow Shares” shall have the meaning set forth in Section 1.4(c) hereof.

“Estimated Closing Working Capital” shall have the meaning set forth in Section 1.5(a) hereof.

“Estimated Closing Working Capital Statement” shall have the meaning set forth in Section 1.5(a) hereof.

“Excluded Assets” shall have the meaning set forth in Section 1.3 hereof.

“Expiration Date” shall have the meaning set forth in Section 6.1(b) hereof.

“FDA” means the United States Food and Drug Administration.

“Financial Statements” shall mean those financial statements produced by McGladrey LLP from the Seller Financial Records.

“Fundamental Representations” shall have the meaning set forth in Section 6.1(b) hereof.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange and quotation service.

“Hazardous Material” means (a) any chemical, material, substance or waste containing or constituting petroleum or petroleum products, solvents (including chlorinated solvents), nuclear or radioactive materials, asbestos in any form that is or could become friable, radon, lead-based paint, urea formaldehyde foam insulation or polychlorinated biphenyls, (b) any chemicals, materials, substances or wastes which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar import under any applicable Environmental Law; or (c) any other chemical, material, substance, pollutant or waste which is regulated as hazardous by any Governmental or Regulatory Authority under any applicable Environmental Law.

“Holdback Amount” means five hundred thousand dollars ($500,000).

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (d) under capital leases or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

“Indemnified Party” shall have the meaning set forth in Section 6.2(c) hereof.

“Indemnifying Party” shall have the meaning set forth in Section 6.2(c) hereof.

“Independent Accountants” shall have the meaning set forth in Section 1.5(f) hereof.

“Information Technology” means all computer hardware, software, microprocessors, networks, firmware and other information technology and communications equipment used in the operations of the Business.

“Intellectual Property” shall mean all of the following: (i) trademarks and service marks, logos, trade names, corporate names and other indications of origin, together with all translations, adaptations, derivations, and combinations thereof, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formulae, methodologies, research and development, business methods, processes, technology, software (including any required passwords), interpretive code or source code, object or executable code, libraries, development documentation, compilers (other than commercially available compilers), programming tools, drawings, specifications and data) and applications, patents or grants in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, reexaminations, renewals and extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrights in writings, designs, software, mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto; (v) database rights; (vi) Internet websites, web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in websites; (vii) all rights under agreements relating to the foregoing; (viii) all books and records pertaining to the foregoing; and (ix) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

“Interests” shall have the meaning set forth in Section 2.3(a) hereof.

“JV Agreement” shall have the meaning set forth in Section 1.2(b) hereof.

“Law” or “Laws” means any law, statute, order, decree, consent decree, judgment, rule, common law, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental or Regulatory Authority or any arbitrator or arbitration panel.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, asserted or unasserted, known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law. For the avoidance of doubt, the term “Lien” shall not include a non-exclusive license of Intellectual Property granted by the Seller in the ordinary course of business consistent with past practices.

“Loss(es)” means any and all out-of-pocket damages, fines, fees, Taxes, penalties, losses and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys incurred in connection with the investigation or defense of any Third Party Claims), net of any insurance proceeds actually received (without any adverse effect on the premiums paid for such insurance) or proceeds received by virtue of third party indemnification.

“Material Adverse Effect” means any circumstance, change, development, condition or event that is materially adverse to: (a) the business, operations, assets, liabilities, condition (financial or otherwise), results of operations of the Business, taken as a whole; provided, however, that “Material Adverse Effect” shall not include the effect of (i) any circumstance, change, development, condition or event arising out of or affecting the industry in which the Business operates generally, including seasonal changes, (ii) changes in general economic conditions, interest rates or securities markets in the U.S. or worldwide, (iii) changes in Law, GAAP or any Orders that apply generally to similarly situated Persons, (iv) any natural disaster, weather-related events or other acts of God, acts of war or terrorist activities or any escalation or worsening of any such acts of war or terrorist activities threatened or underway as of the date of this Agreement, or (v) changes resulting from compliance with the terms and conditions of this Agreement or from the announcement or pendency of the transactions contemplated hereby; provided, however, with respect to (i), (ii), (iii) and (iv), except to the extent that the Seller is disproportionately affected relative to other participants in the industries in which the Seller participates; or (b) the Seller’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

“Material Contracts” shall have the meaning set forth in Section 2.12(a) hereof.

“Most Recent Balance Sheet Date” shall have the meaning set forth in Section 2.5(a) hereof.

“Notice of Claim” shall have the meaning set forth in Section 6.2(c) hereof.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Organizational Documents” means, as applicable, the certificate of incorporation, bylaws, and/or limited liability company agreement (or similar document) of any Person, as amended through the date hereof.

“Permits” means all licenses, permits, approvals, authorizations, variances, resale certificates, waivers or consents (including the expiration of any applicable waiting period) issued by a Governmental or Regulatory Authority.

“Permitted Liens” means (i) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (ii) possessory liens on inventory arising in the ordinary course of business in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, (iii) Liens for Taxes not yet due and payable or (iv) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Personal Information” means any personally identifiable information relating to the Business that the Seller is not authorized to transfer or disclose to the Buyer pursuant to applicable Privacy Laws.

“Post-Closing Adjustment” shall have the meaning set forth in Section 1.5(b) hereof.

“Privacy Laws” means all applicable international, federal, provincial, state and local laws, rules, regulations and governmental requirements now or hereafter in effect relating to privacy, data protection, confidentiality or security of personally identifiable information.

“Purchase Price” shall have the meaning set forth in Section 1.4(b) hereof.

“Purchased Assets” shall have the meaning set forth in Section 1.1 hereof.

“Related Party” means (a) each individual who is a director or officer of a Seller; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any entity (other than Seller) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a 15% or more interest or a material voting, proprietary or equity interest.

“Representatives” means, with respect to any Person, any of its officers, directors, employees, stockholders, attorneys, accountants, investment advisors, agents, representatives, or Affiliates.

“Resolution Period” shall have the meaning set forth in Section 1.5(e) hereof.

“Restriction Period” shall have the meaning set forth in Section 1.4(d) hereof.

“Retained Liabilities” shall have the meaning set forth in Section 1.2(b) hereof.

“Review Period” shall have the meaning set forth in Section 1.5(d) hereof.

“Securities Act” shall have the meaning set forth in Section 2.25(a) hereof.

“Seller” shall have the meaning set forth in the Preamble to this Agreement.

“Seller Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and all other employee compensation and benefits plans, policies, programs, arrangements or payroll practices, including multiemployer plans within the meaning of Section 3(37) of ERISA, and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), whether formal or informal, oral or written, in each case sponsored, maintained, contributed or required to be contributed to by any Seller or under which any Seller has any current or potential liability.

“Seller Covered Person” shall have the meaning set forth in Section 2.25(c) hereof.

“Seller Financial Records” shall have the meaning set forth in Section 2.5 hereof.

“Seller Indemnitee” shall have the meaning set forth in Section 6.2(b) hereof.

“Seller’s Intellectual Property” shall have the meaning set forth in Section 2.10(b) hereof.

“Seller’s Knowledge” means the actual or constructive knowledge of any officer of Seller, after due inquiry (but such inquiry shall not include any patent or trademark search or any litigation docket search).

“Seller’s Registered Intellectual Property” shall have the meaning set forth in Section 2.10(a) hereof.

“Statement of Objections” shall have the meaning set forth in Section 1.5(e) hereof.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States.

“Taxes” means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (a) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal, state and foreign income taxes), payroll and employee withholding taxes, unemployment insurance contributions, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, withholding taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected, (b) any liability for the payment of amounts referred to in (a) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (c) any liability for amounts referred to in (a) or (b) as a result of any obligations to indemnify another person or as a result of being a successor in interest or transferee of another person.

“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns required to be filed in connection with any Taxes, including information returns with respect to backup withholding and other payments to third parties.

“Third Party Claim” shall have the meaning set forth in Section 6.2(c) hereof.

“Transfer” shall have the meaning set forth in Section 1.4(d) hereof.

“Transition Services Period” shall have the meaning set forth in Section 5.15 hereof.

“Undisputed Amounts” shall have the meaning set forth in Section 1.5(f) hereof.

“Union” shall have the meaning set forth in Section 2.13(f) hereof.

Section 10.2 Terms Generally. The definitions in Section 10.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and the Disclosure Schedule shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedule to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to share amounts shall be adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like after the Closing Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

ICAD, INC.

By:	/s/ Kevin Burns
Name: Kevin Burns
Title: Chief Operating Officer

DERMEBX, a series of Radion Capital Partners, LLC

By:	/s/ Kamal Gogineni
Name: Kamal Gogineni
Title: Manager

[Signature Page to Asset Purchase Agreement]

Solely with respect to Section 5.15 hereof: Radion Capital Partners LLC

By:	/s/ Kamal Gogineni
Name: Kamal Gogineni
Title: Manager

[Signature Page to Asset Purchase Agreement]